Exhibit (h)(3)

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of 2/15/2023, by and between DriveAdvisory, LLC (“Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) and DriveWealth ETF Trust, a statutory trust established under the laws of the State of Delaware (“Trust”).

RECITALS

WHEREAS, pursuant to that certain “Index License Agreement” dated December 29, 2022 (the “License Agreement”) between ICE Data Indices, LLC (“Index Provider”), and Adviser, Adviser obtained a license to use certain indexes compiled, calculated, maintained and owned by Index Provider (as more particularly set forth in the License Agreement) (such indexes, the “Indexes”); and

WHEREAS, Adviser has the right under the License Agreement to sublicense its rights thereunder to the Indexes to the Trust; and

WHEREAS, the Trust wishes to use the Indexes in connection with the establishment of certain exchange-traded funds (each, an “ETF” or “Fund”) (as more particularly set forth in Exhibit A hereto); and

WHEREAS, Adviser wishes to grant a sublicense to the Trust, on behalf of each ETF, for the use of the relevant Index;

NOW THEREFORE, the parties agree as follows:

1. Grant of Sublicense. Subject to the terms and conditions of this Agreement, Adviser hereby grants to the Trust a sublicense to use the Indexes (and all associated Index data and materials) in the manner set forth in, and subject to the terms of, the License Agreement, including without limitation the restrictions of the License Agreement. Each Index that is as subject of this sublicense is set forth on Exhibit A, which schedule may be updated from time to time by mutual agreement of the parties.

2. Performance of Obligations Under the License. The Trust will not cause the Adviser not to comply with its obligations under the License Agreement.

3. Fees. Unless otherwise set forth on Exhibit A, no Fund shall pay any fees to the Adviser or the Index Provider.

4. Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) Adviser or an entity controlling, controlled by or under common control with the Adviser ceases to exercise investment discretion over the Trust or Fund. Adviser shall notify the Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, the Trust’s right to use the Indexes shall terminate.

5. Indemnification. The Trust shall indemnify and hold harmless Adviser, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to any breach by Adviser of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of the Trust or any Fund, provided, however, that the Trust does not waive or limit in any way any rights it may have, including under the federal securities laws. The provisions of this section shall survive termination of this Agreement.

6. Assignment. This Agreement may not be assigned by the Adviser or any Fund without the prior written consent of the other party.

7. Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9. Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of Delaware.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

DriveAdvisory, LLC		DriveWealth ETF Trust

By:	/s/ Chris Yamaguchi	By:	/s/ Christopher Quinn
Name:	Chris Yamaguchi	Name:	Christopher Quinn
Title:	General Counsel	Title:	President

Exhibit A to Sublicense Agreement dated February 15, 2023

Index	Fund
ICE DriveWealth 100 Index (formerly ICE DriveWealth ETF 100 Index)	DriveWealth ICE 100 Index ETF